CODE OF ETHICS

     This Code of Ethics establishes rules of conduct for employees, officers and directors' and partners of Titan Investment Advisors, LLC and investment companies for which Titan is the primary investment adviser.

1. GENERAL PROVISIONS

     1.1 PURPOSE STATEMENT. In pursuing its mission of being a premier investment management organization, Titan has earned a reputation for the highest integrity. An important contributor to this reputation is our philosophy of always placing the interests of our clients first. This Code contains uniform standards which are intended to provide us with a high level of confidence that our actions are consistent with our clients' interests and do no interfere with our mission.

     1.2 OVERRIDING PRINCIPLES. Every Associate who engages in Personal Transactions must (i) consider the interests of Titan clients before initiating a Personal Transaction, and place the clients' interests first, particularly in the case of any security that might provide a suitable and beneficial opportunity for any client; (ii) not use his or her position with Titan to influence a broker, dealer or underwriter to effect a Personal Transaction for the benefit of the Associate; and (iii) conduct all Personal Transactions in accordance with the provisions of this Code and in avoidance of any actual or potential conflicts of interest or abuse of fiduciary responsibilities.

2. APPLICABILITY AND DEFINITIONS

     The following definitions describe the persons, securities, accounts and transactions to which this Code applies:

     2.1 "ASSOCIATES." Associates of Titan are divided into the following categories:

         (a) "Associate" means any person in the employment of Titan.

         (b) "Access person" means any director, officer, shareholder or adviser of Titan who makes any recommendation regarding the purchase or sale of a security by Titan participates in the determination of which recommendation shall be made to clients of Titan or who, in connection with his duties, obtains any information concerning securities recommendations being made by the adviser.

     2.2 "SECURITY" means any stock, bond, debenture, note, convertible security, or any put, call, straddle, warrant, right or option with respect to a security, or any future or other investment contract or derivative, or in general, any interest or investment community known as a security, but does not include securities issued by the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and shares of .registered open-end investment companies.
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     2.3 "PERSONAL ACCOUNT" means (a) any securities account in which an
Associate has "beneficial ownership" (as described in Exhibit A), including certain accounts of family members and other related accounts, or (b) any account over which the Associate (or any member of the Associate's immediate family sharing the same household, except as exempted under Section 6) has direct or indirect influence or control with respect to the purchase or sale of individual securities. See Exhibit A for a fuller explanation and examples of situations involving beneficial ownership. Unless otherwise specified, the provisions of this Code applicable to transactions by Associates are applicable to transactions in their Personal Accounts.

     2.4 "PERSONAL TRANSACTION" means any transaction with respect to a security for any Personal Account, including without limitation, purchases and sales, entering into or closing out futures or other derivatives, and exercising warrants, rights or options but not including the acceptance of tender offers.

3. RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

     3.1 OVERRIDING PRINCIPLES. Every Associate who engages in Personal Transactions must (i) consider the interests of Titan clients before initiating a Personal Transaction, and place the clients' interests first, particularly in the case of any security that might provide a suitable and beneficial opportunity for any client; (ii) not use his or her position with Titan to influence a broker, dealer or underwriter to effect a Personal Transaction for the benefit of the Associate; and (iii) conduct all Personal Transactions in accordance with the provisions of this Code and in avoidance of any actual or potential conflicts of interest or abuse of fiduciary responsibilities.

     3.2 INITIAL PUBLIC OFFERINGS. Access Persons may not make any purchases of Securities through an initial public offering ("IPO") except through exercise of existing rights. Access persons may purchase Securities five business days after trading begins, assuming all other restrictions in the Code of Ethics are satisfied.

     3.3 PRIVATE PLACEMENTS. Acquisitions of securities by Access Persons in an initial private placement will be subject to prior review and must be approved in advance by the Compliance Officer. The Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of his position with Titan. In the event that the Access Person plays a part in any subsequent consideration of the security for investment for a client account, he or she must disclose the holding to the Compliance Officer, and any decision to make the investment for a client account will be subject to an independent review and approval by senior Access Personnel with no personal interest in the issuer or its securities.

     3.4 BLACK OUT PERIODS FOR PERSONAL TRADING. All Access Persons are allowed to buy or sell a security for their own account under the following conditions:

         (a) No client trade in the security has been executed on that business day; and
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         (b) No client trade in the security is reasonably anticipated on that business day.

     3.5 PRE-APPROVAL OF SECURITIES TRANSACTIONS. Any Access Person who plans to place an order to enter into a Personal Transaction must first pre-clear the transaction by obtaining approval from the Compliance Officer. The Compliance Officer will only pre-clear the transaction after checking against prior, current, and pending trades to determine whether the purchase or sale would violate the Code of Ethics.

     3.6 SPECIAL PROVISIONS FOR OPTIONS AND FUTURES:

         (a) The GENERAL PRINCIPLE governing transactions in options, futures and other derivatives is that they are treated as transactions in the underlying security for all purposes of this Code.

         (b) PURCHASED OPTIONS must comply with the Code both at the time of initial purchase and at the time of exercise. However, if an Associate buys a call or put option at a time when the purchase is not restricted by Section 3.1, the option may be exercised automatically at expiration by the relevant exchange or clearing corporation without violating that provision.

         (c) WRITTEN OPTIONS must comply with this code at the time of the transaction. Exercise by a counterparty, however, is not a voluntary transaction by an Associate and is not governed by Section 3.1

         (d) In the case of a PURCHASED CALL or a WRITTEN PUT, the security received upon exercise (whether voluntary or automatic) is subject to the 60-day period in Section 3.2(c) measured from the time of purchasing the call or writing the put. As a result, if such an option is exercised within the 60-day period, the Access Person cannot sell the security at a gain until expiration of the 60-day period. In these circumstances, the Access Person must be prepared to pay for the security, accept delivery and bear the risk of holding the security until expiration of the period.

         (e) An Associate may not write an UNCOVERED CALL or sell an UNCOVERED FUTURE. An Access Person may not write a COVERED CALL option unless the underlying security has been held for 60 days. Where an Access Person purchases a put option and owns the underlying security, the PUT OPTION may not expire or be exercised within 60 days after purchase of the underlying security. Where an Access Person purchases a put option without owning the underlying security, the option cannot be exercised and can only be closed through a sale more than 60 days after the purchase.

     Futures and other derivatives will be treated consistently with the provisions applicable to options.
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4. INSIDER TRADING

     Titan forbids any Associate from trading in Securities on material nonpublic information or communicating material non public information to others in violation of the law. If in any proposed Security transaction, an Associate suspects or believes that he may have material nonpublic information, he should report that fact immediately to the Compliance Officer.

     4.1 MATERIAL INFORMATION. Material information is information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or information that is reasonably certain to have a substantial effect of the price of a company's securities.

     4.2 NONPUBLIC INFORMATION. Nonpublic information is information that has not been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public, such as publication in a newspaper, wire service, or other publications of general circulation.

5. DISCLOSURE AND REPORTING

     5.1 LIST OF HOLDINGS. Each Access Person shall upon commencement of his or her employment (or upon becoming an Access Person) provide a list of all of his or her personal securities holdings to the Compliance Officer, and will also provide an updated list on annual basis at the time designated by the Compliance Officer.

     5.2 CONFIRMATIONS. Each Access Person who engages in Personal Transactions shall instruct his or her broker(s) or dealer(s) to deliver duplicate copies of any confirmation of a transaction with respect to his or her Personal Account(s), to Titan.

     5.3 CERTIFICATION OF COMPLIANCE. Each Access Person shall be required to certify annually that he or she:

         (a) Has read and understand this Code and is subject thereto;

         (b) Has complied with the requirements of the Code; and

         (c) Has disclosed or reported all Personal Securities Transactions required to be disclosed or reported under the Code.

6. EXEMPTIONS

     The following transactions are specifically exempted from coverage by this Code of Ethics:

         (a) Transactions in Securities issued by the Government of the United States.
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         (b) Transactions in shares of open-ended investment companies.

         (c) Transactions involving bank certificates of deposit.

         (d) Transactions effected in any account over which the Access Person has no direct influence or control (e.g., blind trust, discretionary account or Trust managed by a third party).

7. ALLOCATION

     Titan allocates trades and recommendations for the sale of purchase of securities to assure that each of its clients are treated in a fair and equitable manner. Titan makes trading decisions for each of its clients in accordance with whether a particular transaction would be suitable for that client based on that client's stated goals and objectives. To the extent that Titan is unable to purchase or sell all the Securities that Titan recommends for its clients, Titan will allocate these trades or recommendations on a fair and equitable basis. Depending on the transaction and the eligible clients, Titan may allocate based on a pro rata allocation based on the market value of the client's account relative to the total current market value of all participating clients' accounts. Titan may also allocate on rotation basis, such that all eligible clients are provided fair access to investment opportunities over an annual period by rotating investment opportunities to eligible clients. Titan may also allocate limited investment opportunities in other manners at its own discretion.

8. ORDER AGGREGATION

     Titan may aggregate ("bunch") orders for the purchase or sale of Securities among its clients when it believes that such aggregation will result in the best execution of that transaction for the client and the aggregation is consistent with the terms of the clients' investment advisory agreements. Titan may from time to time aggregate orders for the sale or purchases of Securities orders for Personal Accounts of Titan Associates with orders for the sale or purchase of securities from clients. Titan will only aggregate Personal Account orders with client orders if such aggregation is consistent with Titan duties under this Code of Ethics.

     Titan will only aggregate orders for the sale or purchase of a Security consistent with the guidelines set forth below.

     8.1 ALLOCATION. No advisory account or Personal Account will be favored over any other account and each account that participates in an aggregated order will participate at the average share price of the aggregated order with all transaction costs shared on a pro rata basis.

     8.2 ALLOCATION STATEMENT. Before entering an aggregated order, a written statement (the `Allocation Statement") will be prepared showing how the order will be allocated among the various accounts. These statements will be retained for a period of five years from the date of the transaction.
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     8.3 EXECUTION. If the aggregated order is filled in its entirety, it shall be allocated among the accounts in accordance with the Allocation Statement. If the order is partially filled, it shall be allocated pro rata based on the Allocation Statement.

     8.4 COMPENSATION. Titan will receive no additional compensation or remuneration of any kind.

     Notwithstanding the foregoing, an aggregated order may be allocated on a basis different from that specified in this section or in the Allocation Statement if all accounts of clients whose orders are allocated receive fair and equitable treatment and the reason for such different allocation is explained in writing and is approved in writing by the Compliance Officer no later than one hour after the opening of the markets on the trading day following the day on which the order is executed.

9. COMPLIANCE COMMITTEE

     Titan will from time to time appoint the members of Titan Compliance Committee, which is charged with the duties and responsibilities of administering the Code, ensuring compliance with the Code, and recommending sanctions for violations of the Code. The Compliance Committee may amend the Code, interpret its provisions, make decisions with respect to the classes of Associates covered by provisions of the Code, and grant waivers and establish exceptions, including waivers and exceptions for particular securities or transactions and other situations it deems to require special treatment. The Committee may appoint one or more of its members to fulfill its duties between meetings, subject to ratification by the Committee at its next regular meeting.

     The Compliance Committee, with the Compliance Officer abstaining, shall make all reviews and decisions required under this Code of Ethics of any Personal Transactions of the Compliance Officer.

10. SANCTIONS

     Upon the occurrence of any violation of this Code, Titan acting through its Compliance Committee may impose such sanctions as it deems appropriate, including disgorgement of any profit, a warning, probation, suspension or termination of employment.

11. REPORTS TO TRUSTEES/DIRECTORS OF INVESTMENT COMPANIES UNDER MANAGEMENT

     A report shall be prepared annually for submission to the Board of Trustees or Directors of each investment company under the management of Titan. The report will:

         (a) Summarize current procedures under the Code and any changes in those procedures since the prior report;
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         (b) Identify all material violations of the Code and any sanctions imposed with. respect thereto;

         (c) List any recommended changes to the Code or procedures under the Code as the result of experience, evolving industry practices or changes in the applicable laws or regulations; and

         (d) Certify that Titan has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

12. RECEIPT OF GIFTS

     Except for an occasional meal or ticket to a sporting event or the theater, or comparable entertainment which is not so frequent or extensive as to raise questions or propriety, or except with the approval of Titan Compliance Officer, an Associate must not accept cash or non-cash gifts from any person or entity which directly or indirectly does business with or performs services for Titan or any client, which exceed an aggregate annual value of $200, or such other level as established from time to time by the Compliance Committee.

13. SERVICE AS A DIRECTOR

     An Access Person may not serve on the board of directors, or similar governing body, of an organization the shares of which are publicly traded without obtaining prior approval of Titan Chief Executive Office (or, in case such Access Person is the Chief Executive Officer, Titan Board of Directors with the Chief Executive Officer abstaining).
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                                                                       EXHIBIT A

                              BENEFICIAL OWNERSHIP

     "Beneficial ownership" is an important concept in determining which personal securities accounts are covered by the Code of Ethics. Beneficial ownership exists when you have a "pecuniary interest" in securities.

     More specifically, beneficial ownership of securities in an account means directly or indirectly having or sharing a direct or indirect pecuniary interest in the securities, whether through any contract, arrangement, understanding, relationship or otherwise. A "pecuniary interest", in turn, means the opportunity, directly or indirectly to profit, or share in any profits derived, from the transactions in question.

     The pecuniary interest standard looks beyond the record owner of securities. As a result, the definition of beneficial ownership is extremely broad and encompasses many situations which might not ordinarily be thought to confer ownership of securities.

     Set forth below are some examples of how beneficial ownership may arise in different contexts:

     FAMILY HOLDINGS. Securities held by members of your immediate family sharing the same household are presumed to be beneficially owned by you. Your "immediate family" includes any child, step-child, grandchild, parent, step-parent, grandparent, spouse, sibling or in-law (excluding aunts, uncles, nieces and nephews). The definition also includes adoptive relationships. You may also be deemed to be the beneficial owner of securities held by an immediate family member not living in your household if the family member is economically dependent upon you.

     PARTNERSHIP AND CORPORATE HOLDINGS. A general partner of a general or limited partnership will generally be deemed to beneficially own securities held by the partnership. A limited partner or a stockholder will generally not be deemed to beneficially own securities held by a limited partnership or corporation, respectively, provided he or she does not own a controlling voting interest in the entity, he or she does not have or share investment control of the entity's portfolio, and the entity is not an "alter ego" or "personal holding company".

     DERIVATIVES. A person having the right to "acquire securities through the exercise or . conversion of any derivative security, whether or not presently exercisable, has beneficial ownership of the underlying securities. For the purpose, the term "derivative security" means any option, future, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to a security, or similar security with a value derived from the value of a security.

     TRUST HOLDINGS. In general, a person's interest in a trust will amount to an indirect pecuniary interest in the securities held by that trust. Therefore, among other examples, a beneficiary of a trust will generally be deemed the
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beneficial owner of securities held by the trust. However, the following persons will generally not be deemed beneficial owners of securities held by a trust:

         (a) Trustees, unless the trustee has a pecuniary interest in any holding or transaction of the trust, or unless the trustee has any direct or indirect influence or control with respect to the purchase or sale of individual securities. A trustee will be deemed to have a pecuniary interest in the trust's holdings if at least one beneficiary of the trust is a member of the trustee's immediate family.

         (b) Settlors, unless a settlor reserves the right to revoke the trust without the consent of another person.

     SECURITIES NOT BENEFICIALLY OWNED. You are not deemed to have beneficial ownership of:

         (a) Portfolio securities held by an investment company registered under the Investment Company Act of 1940.

         (b) Securities of which you are a pledgee with the right to sell the pledged security, provided that you will have beneficial ownership upon any foreclosure or exercise of the right of sale.

         (c) Rights you may have which are the same as all holders of a class of securities of any issuer to receive securities pro rata, or obligations to dispose of securities as a result of a merger, exchange offer or consolidation involving the issuer of the securities.

         (d) An interest in broad-based index options, broad-based index futures, and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal government authority, nor in an interest in any underlying securities of these instruments. A broad-based index is one that provides investors with a performance indicator of the overall applicable stock or bond market (or market segment) as appropriate. An index would not be considered to be broad- based if it is composed of securities of firms in a particular industry or group of related industries.

         (e) A security that may be redeemed or exercised only for cash and does not permit the receipt of equity securities in lieu of cash, if the security either:

               (1) is awarded pursuant to an employee benefit plan satisfying the provisions of 240.16b-3(c); or

               (2) may be redeemed or exercised only upon a fixed date or dates at least six months after award, or upon death, retirement, disability or termination of employment.

         (f) An interest or right to participate in employee benefit plans of the issuer.
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ACKNOWLEDGED AND AGREED:

I have read, and understand the terms of this CODE OF ETHICS.


BY: Gilbert R. Giordano                 /s/ Gilbert R. Giordano
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    Mervin H. Zimmerman                 /s/ Mervin H. Zimmerman
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    Bruce A. Peltzer                    /s/ Bruce A. Peltzer
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    Shawn M. Fitzmaurice                /s/ Shawn M. Fitzmaurice
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